UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 6, 2014

VISION INDUSTRIES CORP.

(Exact name of registrant as specified in charter)

Florida	000-53315	14-1908451
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2230 E. Artesia Blvd., Long Beach, CA 90805
(Address of principal executive offices and zip code)

(310) 454-5658
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2014, the Board of Directors of the Company nenewed Mr. Martin Schuermann’s appointment as Chief Executive Officer of the Company for a term of three (3) years.

There are no arrangements or understanding between either Mr. Schuermann and any other person(s) pursuant to which he was selected as an officer, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which he will have a direct or indirect material interest.  In addition, there are no family relationships between Mr. Schuermann and any other director or executive officer of the Company.

Martin Schuermann

Mr. Schuermann has been the CEO since his initial appointment on December 15, 2008.  (He was also appointed as President on that date but vacated the office on July 31, 2012 to allow for the appointment of Mr. Jerome Torresyap as President.)  Before joining Vision, Mr. Schuermann served as Chairman and CEO of IM-Internationalmedia AG and Intermedia Inc., a producer and distributor of feature films such as Terminator 3, Basic Instinct 2, and several other feature films.  Mr. Schuermann was a founding partner in the Los Angeles based merchant bank EuroCapital Advisors.  Prior to this, he was Managing Director of CLT-UFA (US), Bertelsmann’s US based TV and film arm.

The Company entered into an employment agreement with Mr. Schuermann as of January 6, 2014, (the “Schuermann Employment Agreement”), retroactive to December 5, 2013, providing that Mr. Schuermann will be employed in the position of Chief Executive Officer of Vision Industries Corp. (“Vision’).  The term of the Original Employment Agreement was initially scheduled to terminate on December 15, 2013. However, the Company extended the contract on a day by day basis during negotiations for the terms of the new employment agreement.

Under the Schuermann Employment Agreement, Mr. Schuermann is to receive a base annual salary of $300,000.  In addition, Mr. Schuermann shall be issued options to purchase shares of the Company’s common stock (“Options”) as provided in and according to the terms of the Company’s Employee Stock Option Plan at a rate of 4,500,000 shares at an exercise price equal to 110% of the fair market value of such common stock shares at the date of grant (date of this agreement), with such shares vesting over the three (3) year period commencing on December 5, 2013 and vesting in equal quarterly installments for the three (3) year period thereafter at the conclusion of each quarterly period.  This compensation shall be reviewed from time to time during the term of this Agreement by the Corporation’s Board of Directors or Compensation Committee of the Board.  Mr. Schuermann, his dependents and beneficiaries, shall be entitled to participate in any pension, profit sharing, ESOP, medical reimbursement, insurance or other employee payment or benefit plan of the Employer as may be in effect from time to time. At current time, only Health Insurance and Car Allowance are reimbursed by the Company.

If during the Schuermann Employment Agreement term Mr. Schuermann’s employment is terminated by the Company without Cause or he terminates for Good Reason, (1) the Company shall continue to pay the Mr. Schuermann his salary on a monthly basis at the same rate as an amount equal to payment at his base salary rate for the remaining period of Term, plus an amount equal to one hundred percent (100%) of his annual base salary; (2) during the remainder of the Employment or payment Period, Mr. Schuermann shall continue to be treated as an employee under the provisions of any Stock Options issued; and (3) the Employee shall continue to be entitled to all benefits and service credit for benefits under medical, insurance, split-dollar life insurance and other employee benefit plans, programs and arrangements of the Company as if he were still employed during such period under this Agreement.

The Schuermann Employment Agreement also provides that Vision will indemnify and advance expenses to Mr. Schuermann in the case of certain claims made against him by virtue of his position with Vision.

Further, if a change of control of the Vision occurs during the Employment Period, this Schuermann Employment Agreement shall continue in effect for a period of twelve (12) months beyond the month in which such change of control occurred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION INDUSTRIES CORP.
Dated: February 11, 2014	By:	/s/ MARTIN SCHUERMANN
Name: Martin Schuermann Title: Chief Executive Officer